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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Genpact Limited:

        We consent to the incorporation by reference in the registration statements (No. 333-153113) on Form S-8 and (No. 333-145152) on Form S-8/A of Genpact Limited of our report dated February 27, 2009, with respect to the consolidated balance sheets of Genpact Limited and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders' equity, and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which report appears in the December 31, 2008 annual report on Form 10-K of Genpact Limited.

KPMG

Gurgaon, India
February 27, 2009

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm